Exhibit 10.1

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment to Amended and Restated Employment Agreement (“Third Amendment”) is entered into as of March 7, 2006 and effective as of the Effective Time (as defined below) by and among SOURCECORP, Inc., a Delaware corporation (“SOURCECORP”), with its principal office located at 3232 McKinney Avenue, Suite 1000, Dallas, Texas 75204, SOURCECORP Management, L. P., a Texas limited partnership and indirect wholly-owned subsidiary of SOURCECORP (collectively, the “Company”) and Thomas C. Walker (“Employee”).

RECITALS

A.                                   Whereas, the Company and Employee have previously entered into that certain Amended and Restated Employment Agreement on or about May 9, 2005 and effective as of January 1, 2005, as amended (the “Agreement”) pursuant to which Employee is employed by the Company; and

B.                                     Whereas, the Company is entering into an Agreement and Plan of Merger among CorpSource Holdings, LLC, a Delaware limited liability company, CorpSource Merger Sub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”).

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.               Amendment.

a.               The Agreement is hereby amended and supplemented by replacing “3.64 times the sum of Employee’s annual salary plus maximum bonus opportunity in effect immediately prior to the Change in Control” in Section 12(c)(i) of the Agreement with “$1,807,736”.

b.              The Agreement is hereby amended and supplemented by adding the following new Section 12(c)(v) to the Agreement:

“ (v) Any payment required hereunder shall be made in accordance with Section 17 of this Agreement.”

c.               The Agreement is hereby further amended and supplemented by adding the following new Section 18:

“18. Release and Indemnification. (a) As of the Effective Time (as defined in that certain Agreement and Plan of Merger (the ‘Merger Agreement’) among CorpSource Holdings, LLC, a Delaware limited liability company, CorpSource Merger Sub, Inc., a Delaware corporation, and the Company), the Company irrevocably and unconditionally releases, waives and forever discharges Employee and his successors, heirs, legatees and legal representatives from any and all causes of action, claims, damages, judgments and agreements arising out of claims by the Company and its subsidiaries or their direct and indirect stockholders (but only such stockholders from and after the Effective Time (as defined below)) relating to the calculation of Employee’s Change in Control payment in accordance with Section 12 hereof, whether known or unknown, express or implied in contract, federal, state or local statute, executive order, law, common law, ordinance, tort or otherwise.

(b) As of the Effective Time (as defined in the Merger Agreement), Employee irrevocably and unconditionally releases, waives and forever discharges the Company, and its subsidiaries and their direct and indirect stockholders (but only such stockholders from and after the Effective Time (as defined below), from any and all causes of action, claims, damages, judgments and agreements arising out of the calculation of Employee’s

Change in Control payment in accordance with Section 12 hereof, whether known or unknown, express or implied in contract, federal, state or local statute, executive order, law, common law, ordinance, tort or otherwise.

(c) The Company agrees to indemnify and hold Employee and his successors, heirs, legatees and legal representatives harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest and expenses (including without limitation, reasonable attorneys fees and expenses) suffered, incurred or paid by Employee and his successors, heirs, legatees and legal representatives in connection with or arising out of any claims by the Company and its subsidiaries and their direct and indirect stockholders (but only such stockholders from and after the Effective Time (as defined below), relating to the calculation of Employee’s Change in Control payment in accordance with Section 12 hereof.

(d) Employee agrees to indemnify and hold the Company and its subsidiaries and their direct and indirect stockholders (but only such stockholders from and after the Effective Time (as defined below) harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest and expenses (including without limitation, reasonable attorneys fees and expenses) suffered, incurred or paid by the Company and its subsidiaries and their direct and indirect stockholders (but only such stockholders from and after the Effective Time (as defined below), in connection with or arising out of any claims by Employee and his successors, heirs, legatees and legal representatives relating to the calculation of Employee’s Change in Control payment in accordance with Section 12 hereof.”

2.               Effective Time. This Third Amendment shall be effective as of the Effective Time (as defined in the Merger Agreement) (the “Effective Time”).

3.               Termination. Notwithstanding paragraph 2 of this Third Amendment, this Third Amendment shall be null, void and without effect if (i) the Merger Agreement is not executed and entered into by the parties thereto and publicly announced on or prior to 11:59 p.m. (EST) on March 8, 2006, (ii) at the Effective Time David Delgado is not an employee of the Company or is not an equityholder of CorpSource Holdings, LLC in each case on substantially similar terms as described in the Employment Agreement, dated as of March 6, 2006, between CorpSource MergerSub, Inc. (which is expected to be merged into the Company) and David Delgado or (iii) the Merger Agreement is terminated.

4.               Defined Terms. Except as otherwise expressly provided herein, any capitalized term used in this Third Amendment that is not defined herein will have the meaning ascribed to such term in the Agreement.

5.               No Other Amendment. Except as otherwise expressly provided in this Third Amendment, all terms, conditions and provisions of the Agreement will remain in full force and effect.

6.               Governing Law. This Third Amendment shall in all respects be construed according to the laws of the State of Delaware, without regards to conflicts of laws thereof.

7.               Entire Agreement. This Third Amendment, together with the Agreement, the Amendment and the Second Amendment, set forth the entire agreement and understanding of the parties relating to the subject matter herein. No modification of or amendment to this Third Amendment, nor any waiver of any rights under this Third Amendment, shall be effective unless given in a writing signed by the party to be charged.

8.               Counterparts. This Third Amendment may be executed originally or by facsimile signature, in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Third Amendment as of the date first written above.

SOURCECORP , Incorporated		SOURCECORP Management, L.P.

By:	/s/ Ed H. Bowman, Jr.	By:	SRCP Management, Inc.
	Name: Ed H. Bowman, Jr.		General Partner
Title: President and CEO

			By:	/s/ Ed H. Bowman, Jr.
Name: Ed H. Bowman, Jr.
Title: President

EMPLOYEE:

/s/ Thomas C. Walker
Thomas C. Walker